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                                                                      EXHIBIT 21

                         The Allied Defense Group, Inc.
                     (Formerly Allied Research Corporation)

                              LIST OF SUBSIDIARIES

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1.   ARC Europe, S.A., a Belgian Corporation

     Wholly-owned and majority owned Belgian subsidiaries of ARC Europe S.A.

     A.   MECAR S.A.

     B.   Sedachim, S.I.

     C.   VSK Electronics N.V.

          (1)   Belgian Automation Units, N.V

          (2)   I.D.C.S., N.V.

          (3)   Vigitec S.A.

          (4)   Tele Technique Generale, S.A.

     D.   Hendrickx N.V.

2.   Allied Research Corporation Limited, a U.K. Corporation

3.   Energa Corporation

4.   News/Sports Microwave Rental, Inc.

5.   Titan Dynamics Systems Inc.

6.   SeaSpace Corporation

                                      E-3